Exhibit 99.1

Supreme Industries Reports 2014 Fourth-Quarter Results

Full-Year GAAP Earnings Per Diluted Share Increased to $0.41 Versus $0.39 in Prior Year

Order Backlog Jumps 13% to $79.9 Million at Year-End Compared with $70.8 Million Last Year

Goshen, Ind.—February 19, 2015—Supreme Industries, Inc. (NYSE MKT: STS), a leading manufacturer of specialized commercial vehicles including truck bodies, trolleys and specialty vehicles, today announced financial results for its fourth quarter and full year ended December 27, 2014.

2014 Fourth-Quarter Results

Consolidated net sales from continuing operations in the fourth quarter of 2014 declined to $53.3 million, compared with $64.9 million in the same quarter last year.  In the prior year quarter, net sales reflected an incremental fleet order of approximately $8.0 million that was placed unseasonably late during the 2013 calendar year.  That account returned to a more normalized spring delivery pattern in 2014, resulting in the majority of the year-over-year decline of fourth quarter sales.

Net income was $1.5 million in the quarter, compared with $1.7 million in 2013’s fourth quarter. 2013 results included a $0.5 million net loss related to discontinued operations. Net income from continuing operations was $1.5 million or $0.09 per diluted share in the final quarter of 2014, versus $2.1 million, or $0.13 per diluted share, in last year’s comparable quarter.

“The work truck market reported mixed results versus 2013 for the quarter; however, our new orders gained momentum,” said Mark Weber, President and Chief Executive Officer. “Our customers are generally optimistic about future market conditions and are anticipating growth in 2015, which is reflected in our improved order backlog.”

Due to the lower net sales, gross profit from continuing operations declined to $10.0 million in the quarter, versus $11.2 million last year. However, gross margin improved to 18.8% of sales, compared with 17.2% of sales in the fourth quarter of 2013. The current quarter margin expansion resulted from overhead cost controls and the lower proportion of fleet shipments compared with the prior year.

Operating income from continuing operations decreased to $2.4 million from $3.2 million primarily due to the lower sales level. Interest expense increased $0.2 million during the quarter as a result of more chassis on hand to bridge possible OEM delivery delays.

2014 Twelve-Month Results

Consolidated net sales from continuing operations in the twelve-month period were $236.3 million, compared with $246.8 million last year. The revenue decline in 2014 was due to softer retail demand, as well as a chassis shortage and severe weather that hampered first-quarter sales and profitability. As a result, full-year gross margin contracted to 18.6% of net sales, compared with 19.6% of net sales in the prior year.

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

Operating income in 2014 was $13.0 million, compared with $17.6 million in 2013, and income from continuing operations was $8.5 million for the twelve-months of 2014, down from $11.2 million last year.

The Company’s discontinued shuttle bus operations generated a $1.6 million after-tax net loss in 2014 and an after-tax net loss of $4.8 million in 2013. Including the negative impact from discontinued operations on both years’ results, reported net income improved to $6.9 million, or $0.41 per diluted share in 2014, up from reported net income of $6.4 million, or $0.39 per diluted share, last year.

“During 2014, we actively addressed underperforming business units, invested capital to enhance growth and efficiency, and elevated customer focus across the organization.  These initiatives and our improved financial condition have put us in the position to reinstate a quarterly cash dividend and return capital to shareholders,” Weber said. “The growth in our order backlog also provides evidence that our sales initiatives are beginning to gain traction. These internal efforts, combined with positive market momentum, give us optimism as we look ahead to the coming year.”

“Order backlog at the end of 2014 was up approximately 13% to $79.9 million, compared with $70.8 million at the end of the prior year and the backlog has continued to grow since the beginning of 2015, due to the receipt of additional fleet orders,” he concluded.

Additional financial highlights:

•                  Cash and cash equivalents increased to $11.6 million, up from $3.9 million at December 28, 2013.

•                  Working capital increased to $44.4 million at December 27, 2014, from $36.7 million at December 28, 2013.

•                  Controllable working capital improved to $31.6 million at December 27, 2014 from $38.2   million at December 28, 2013 (see reconciliation below).

•                  Stockholders’ equity increased to $81.0 million at December 27, 2014, compared with $74.1 million at December 28, 2013.

•                  Book value, on a per share basis, grew to $4.94 at year-end versus $4.59 at the end of 2013.

Conference Call Information

A conference call will be held tomorrow, February 20, 2015, at 9:00 a.m. ET to review the fourth quarter and twelve-month results. To participate in the live call, dial 1-888-349-0089 (International: 412-902-4296) 10 minutes before the call begins, or 8:50 a.m. ET. The conference ID is 10060448. The call also will be streamed live and can be accessed at http://www.SupremeInd.com. Those unable to participate in the live conference call may access a replay, which will be available on Supreme’s website for approximately 30 days.

About Supreme Industries

Supreme Industries, Inc. (NYSE MKT: STS), is a nationwide manufacturer of truck bodies, trolleys and specialty vehicles produced to the specifications of its customers. The Company’s transportation equipment products are used by a wide variety of industrial, commercial and law enforcement customers.

News releases and other information on the Company are available on the Internet at: http://www.supremeind.com or http://www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

Other than historical facts contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, and reflect the view of management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” and similar expressions, as they relate to Supreme or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by, and information currently available to, management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations reflected in such forward-looking statements are reasonable, and it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, an economic slowdown in the specialized vehicle industry, limitations on the availability of chassis on which Supreme’s product is dependent, availability of raw materials, raw material cost increases and interest rate increases. Furthermore, Supreme can provide no assurance that any raw material cost increases can be passed on to its customers through implementation of price increases for Supreme’s products. The forward-looking statements contained herein reflect the current view of management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of Supreme. Supreme assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

CONTACT:

Investor and Media Contact:

Matthew J. Dennis, CFA

Investor Relations

574-228-4130

—FINANCIAL RESULTS FOLLOW—

Supreme Industries, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
	Dec. 27, 2014	Dec. 28, 2013	Dec. 27, 2014	Dec. 28, 2013
Net Sales	$53,339,596	$64,869,470	$236,308,920	$246,805,967
Cost of sales	43,308,212	53,689,628	192,462,081	198,385,642
Gross profit	10,031,384	11,179,842	43,846,839	48,420,325

Selling, general and administrative expenses	7,739,249	8,033,691	31,344,204	31,698,954
Other income	(95,542)	(92,475)	(493,885)	(905,078)
Operating income	2,387,677	3,238,626	12,996,520	17,626,449

Interest expense	270,482	78,215	525,911	504,828
Income from continuing operations before income taxes	2,117,195	3,160,411	12,470,609	17,121,621

Income tax expense	595,655	1,037,879	4,000,655	5,923,359
Income from continuing operations	1,521,540	2,122,532	8,469,954	11,198,262

Discontinued operations:
Gain on sale of discontinued operations, net of tax	—	—	87,036	—
Operating loss from discontinued operations, net of tax	—	(457,030)	(1,654,459)	(4,772,386)
Loss from discontinued operations, net of tax	—	(457,030)	(1,567,423)	(4,772,386)
Net income	$1,521,540	$1,665,502	$6,902,531	$6,425,876

Basic income (loss) per share:
Income from continuing operations	$0.09	$0.13	$0.52	$0.69
Loss from discontinued operations	—	(0.03)	(0.10)	(0.29)
Net income	$0.09	$0.10	$0.42	$0.40

Diluted income (loss) per share:
Income from continuing operations	$0.09	$0.13	$0.50	$0.68
Loss from discontinued operations	—	(0.03)	(0.09)	(0.29)
Net income	$0.09	$0.10	$0.41	$0.39

Shares used in the computation of income (loss) per share:

Basic	16,443,139	16,180,874	16,350,561	16,113,136
Diluted	16,778,870	16,581,208	16,744,066	16,487,804

Supreme Industries, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	Dec. 27, 2014	Dec. 28, 2013
Assets
Current assets	$63,101,485	$65,923,357
Property, plant and equipment, net	46,925,534	46,387,839
Other assets	914,735	1,219,655
Total assets	$110,941,754	$113,530,851

Liabilities
Current liabilities	$18,652,523	$28,343,456
Long-term liabilities	11,256,826	11,107,228
Total liabilities	29,909,349	39,450,684
Total stockholders’ equity	81,032,405	74,080,167
Total liabilities and stockholders’ equity	$110,941,754	$113,530,851

Supreme Industries, Inc. and Subsidiaries

Reconciliation of Working Capital and Controllable Working Capital

	December 27, 2014	December 28, 2013
Net Accounts Receivable	$17.9	$21.6
Net Inventories	22.7	32.5
Accounts Payable	(9.0)	(15.9)
Controllable Working Capital	31.6	38.2

Cash and Equivalents	11.6	3.9
Other Current Assets	10.9	7.9
Other Current Liabilities	(9.7)	(12.4)
Working Capital	$44.4	$37.6

The Company believes controllable working capital is a meaningful measurement of the effectiveness of its working capital management. Controllable working capital is defined as accounts receivable plus inventory less accounts payable.